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Exhibit 99.1

Privileged and Confidential

Press Release

CONTACTS:

Robert L. Baumgardner, CEO
Patrick J. Hopper, CFO
Little Switzerland, Inc.
340-776-2010

FOR IMMEDIATE RELEASE

LITTLE SWITZERLAND ANNOUNCES APPOINTMENT OF DIRECTOR AND AMENDMENT OF CHARTER AT ANNUAL MEETING

ST. THOMAS, U.S. VIRGIN ISLANDS—(March 25, 2002)—Little Switzerland, Inc. (OTC Bulletin Board: LSVI), the Caribbean-based specialty retailer, today filed a Current Report on Form 8-K disclosing that on February 15, 2002, the Company's Board of Directors appointed Richard Sasso to the Board of Directors to serve until the next annual meeting. Mr. Sasso has over 30 years of professional experience in the cruise industry. Mr. Sasso is considered one of the founding fathers of Celebrity Cruises and helped launch that company in 1987. He served as president of Celebrity Cruises from 1995 to 2001 and as Senior Vice President of Sales and Guest Services of Celebrity Cruises prior to his promotion to president. Mr. Sasso held senior positions with Costa Cruises and Chandris Cruises earlier in his career, which began at Costa Cruises in 1971. Mr. Sasso has also received numerous awards and distinctions throughout his career. In 2000, Mr. Sasso was named chairman of Cruise Lines International Association, an organization for which he previously served as vice chairman. He served as chairman of the Florida-Caribbean Cruise Association from 1992 to 2000 and held an executive committee member position in the International Council of Cruise Lines. In 1999, the National Association of Cruise Only Agencies named him "Cruise Industry Executive of the Year," and, in 1996, Travel Agent magazine honored Mr. Sasso as "Cruise Industry Man of the Year."

        Robert Baumgardner, President and CEO of Little Switzerland commented, "Little Switzerland is very fortunate to attract someone of Richard's stature to sit on the Company's Board. The Company plans to leverage Richard's experience as it continues to rebuild and expand Little Switzerland throughout the Caribbean to maximize shareholder value.

        On February 15, 2002, the Company held its annual meeting of stockholders, at which meeting the stockholders approved, among other things, amendments to the Company's certificate of incorporation increasing the number of authorized shares of common stock from 20,000,000 to 25,000,000 shares and eliminating various anti-takeover provisions such as provisions for a staggered board of directors and super-majority voting provisions required to amend the certificate of incorporation.

        Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china and accessories, operating in 19 stores on five Caribbean islands, Florida and Alaska. The Company's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.

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LITTLE SWITZERLAND ANNOUNCES APPOINTMENT OF DIRECTOR AND AMENDMENT OF CHARTER AT ANNUAL MEETING